SEVERANCE AGREEMENT

This Severance Agreement dated December 30, 2009, by and between Pinnacle Resources, Inc., a Wyoming company (the "Company") and Robert Hildebrand (the "Executive").

WHEREAS, the Board of Directors (the "Board") of the Company (as hereinafter defined) has approved a transaction that has created the potential for a termination without Cause (as hereinafter defined) of the Executive and the possibility of a Change in Control (as hereinafter defined);

WHEREAS, the Board has determined that the Executive was instrumental in creating value for the shareholders of the Company during his tenure with the Company and that because of cash flow constraints the Executive has not received appropriate compensation for his efforts during his term in office; and

     WHEREAS, the Board has determined that it is essential and in the best interest of the Company and its stockholders to retain the services of the Executive until such time as the Company or its newly acquired Iron Eagle Group subsidiary completes an acquisition, at which time it is likely that a  Change in Control will occur; and

     WHEREAS, in order to induce the Executive to remain in the employ of the Company, in general, and particularly in the event of a threat or the occurrence of a Change in Control, the Company desires to enter into this Agreement with the Executive to provide the Executive with certain benefits in the event his employment is terminated without Cause or as a result of, or in connection with, a Change in Control and to provide the Executive with certain benefits that the Board is of the opinion that the Executive earned but did not receive prior to the date of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1.           Position and Responsibilities.

1.1           The Executive shall serve as the President of the Company until such time as there is a Change in Control. The Executive shall devote the necessary attention to the business and affairs of the Company and shall render such services to the best of his ability and use his best efforts to promote the interests of the Company.

2.           Employment Term.

2.1           The term of employment shall be for a period of one year, commencing with the date hereof, unless sooner terminated with Cause or as a result of a Change in Control as provided in this Agreement.

2.2           Notwithstanding the provisions of paragraph 2.1 above, the Company shall have the right to terminate the Executive's employment for Cause (as defined in paragraph 2.3 below); provided, however, that the Executive shall not be deemed to have been terminated for Cause unless and until the Board of Directors at a meeting duly called and held for that purpose shall have determined that the Executive committed an act falling within the definition of Cause and specifying the basis for such determination. If the Executive's employment shall be terminated by the Company for Cause, then the Company shall not be obligated to pay the Executive compensation as provided hereunder.

2.3           For purposes of this Agreement the term, "Cause" shall mean the Executive's: (a) engagement in gross misconduct materially injurious to the Company: (b) knowing and willful neglect or refusal to attend to the material duties assigned to him by the Board of Directors of the Company, which is not cured within 30 days after written notice; (c) intentional misappropriation of property of the Company to the Executives own use; (d) commission of an act of fraud or embezzlement; or (e) conviction for a crime (excluding misdemeanors and minor traffic offenses).

2.4           For purposes of this Agreement, a "Change in Control" shall mean any of the following events:

(a)	The release from escrow of the shares of the Company’s common stock issued to the shareholders of Iron Eagle Group in connection with the acquisition of Iron Eagle Group by the Company; or

(b)	The individuals who, as of the date this Agreement are approved by the Board, cease for any reason to constitute at least two-thirds of the Board;

2.5           Any purported termination of the Executive's employment by the Company hereunder shall be communicated by a Notice of Termination to the Executive in accordance with paragraph 13. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate those specific termination provisions in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provisions so indicated.

3.           Severance Compensation Upon Termination of Employment.

3.1           In the event that the Executive is terminated without Cause or as a result of a Change in Control, the Company shall pay to the Executive or his nominee for the services to be rendered by the  Executive hereunder, compensation as set forth in Section 3.2 below if, as and when the Company sells certain securities it owns of The Saint James Company (such securities in the form of shares of common stock, together with shares of common stock issuable upon the conversion of a convertible promissory note from The Saint James Company shall be referred to herein as the “STJC Shares”).

3.2           If the Executive qualifies for compensation as provided in Section 3.1 above, such compensation shall be paid subject to the following (see Appendix A as a reference):

(a)	Executive or his nominee will receive no compensation from the sale of the STJC Shares at eighty cents ($0.80) per share or less;
(b)	Executive or his nominee will receive compensation equal to Twenty-Five percent (25%) of the amount from sales of STJC Shares at prices in excess of $0.80 up to $1.50 per share;
(c)	Executive or his nominee will receive compensation equal to Thirty percent (30%) of the amount from sales of STJC Shares at prices in excess of $1.50 up to $3.00 per share: and
(d)	Executive or his nominee will receive compensation equal to Thirty-Five percent (35%) of the amount from sales of STJC Shares exceeding $3.00 per share.

3.3           Any compensation paid hereunder shall be payable upon receipt by the Company of the proceeds from the sale of the STJC Shares, subject to applicable withholding and other taxes.

3.4           The Executive agrees that no compensation or remuneration, other than that set forth on Section 3 hereof, shall be due or payable to the Executive or his nominee, either for past, present or future services.

3.5           The Executive shall not be entitled to any compensation if the Board determines that the Executive is terminated “for Cause”.

4.           Death.

4.1           In the event of the death of the Executive during the Employment Term, the Employment Term hereunder shall terminate on the date of death of the Executive; provided, however, that the Company shall (i) pay to the estate of the deceased Executive Severance Compensation in the event that a Change in Control as defined in Section 2.4 (a) occurs during the Term of this Agreement.

5.           Arbitration. Any dispute, controversy or claim arising under or in connection with this Agreement, or the breach hereof, shall be settled exclusively by arbitration in accordance with the rules then in effect of the American Arbitration Association under its Employment Mediation Rules. Judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof. Any arbitration held pursuant to this Section 8 shall take place in New York. Should either party hereto, or any heirs, personal representatives, successors or assigns of either patty hereto, resort to litigation or arbitration to enforce this Agreement, the party or parties prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to recover its or their reasonable attorney's fees and costs in such litigation or arbitration from the party or parties against whom enforcement was sought.

6.           No Third Party Beneficiaries. This Assignment does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement except as provided in paragraph 9 hereof.

7.           Headings.  The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

8.           Interpretation.  In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidly, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in the Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

9.           Notices. All notices under this Agreement shall be in writing and shall be deemed to have been given at the time when delivered personally or by facsimile transmission, sent by recognized overnight courier service, or mailed by registered or certified mail, addressed to the address set forth at the end of this Agreement, or to such changed address as such party may have fixed by notice; provided, however, that any notice of change of address shall be effective only upon receipt.

10.         Waivers. If either party should waive any breach of any provision of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

11.         Complete  Agreement; Amendments.  The foregoing is the entire agreement of the parties with respect to the subject matter hereof and supersedes in its entirety any letter agreement or other writings by and among the Executive and the Company. This Agreement may not be amended, supplemented, canceled or discharged except by written instrument executed by both parties hereto.

12.         Governing Law. This Agreement is to be governed by and construed in accordance with the laws of Nevada without giving effect to principles of conflicts of law.

[Signatures on Page Following]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written and the parties acknowledge that this Agreement memorializes their agreement since the effective date set forth below.

PINNCALE RESOURCES, INC.	EXECUTIVE

By:	By:
Name: Jason Shapiro	Name: Robert Hildebrand
Title: Chief Financial Officer	Title: Secretary and Treasurer

Appendix A – Severance Schedule

Severance Payment to Executive or his nominee

	$0.80 - $1.50	$1.50 - $3.00	Over $3.00
	25%	30%	35%

St. James	Severance					Total Severance to
Sale Price	Per Tranche			Total Per Share	Shares	Executive or his nominee
$6.00	$0.18	$0.45	$1.05	$1.68	1,880,000	$3,149,000
$5.00	$0.18	$0.45	$0.70	$1.33	1,880,000	$2,491,000
$4.00	$0.18	$0.45	$0.35	$0.98	1,880,000	$1,833,000
$3.00	$0.18	$0.45	$0.00	$0.63	1,880,000	$1,175,000
$2.00	$0.18	$0.15	$0.00	$0.33	1,880,000	$611,000